Exhibit 99.12

November 11, 2024

Premium Nickel Extends Selebi Mines Study Phase and Provides Operational Update

Toronto, Ontario—(Newsfile Corp. - November 11, 2024) - Premium Nickel Resources Ltd. (TSXV: PNRL) (“PNRL” or the “Company”) has extended the Study Phase (as defined under Section 43 of the Botswana Mining Act) for the Selebi Mines project pursuant to the terms of the asset purchase agreement (the “Selebi APA”) with the BCL liquidator. This extension follows successful completion by the Company of the work and investment milestones required by the Selebi APA. It provides the Company with an additional one year, to February 1, 2026, to complete an economic study and make the next milestone payment, in the amount of US$25 million, under the Selebi APA.

On January 31, 2022, the Company closed the Selebi APA, and ownership of the Selebi Mines transferred to the Company. The Selkirk Mine license and exploration permits were acquired in August 2022. Included in the Selebi APA, are contingent milestone payments which apply in aggregate to both the Selebi Mines and the Selkirk Mine as the assets are derisked.

Selebi Mines

The Company is advancing its resource characterization drilling program at Selebi North, which is expected to be completed by the end of 2024. The underground development team has mobilized to the Selebi Main deposit to support underground exploration drilling starting in 2025. Initial drill bays will be established enabling drill testing of large borehole electromagnetic conductors located below the legacy Selebi Mine horizons.

The work at the Selebi Mines is focused on advancing key activities that will support an economic study prepared in accordance with National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”). In addition to the underground exploration drilling, the Company is completing engineering trade-off studies and advancing metallurgical studies. The company is evaluating advancing to a preliminary economic assessment (“NI 43-101 PEA”) versus moving directly to a prefeasibility study (“NI 43-101 PFS”). The benefits include less time and cost and the ability to publish an initial economic model including a broad range of development options.

Selkirk Mine

The Company recently published results from seventeen historic drill cores for nickel, copper, cobalt, and Platinum Group Elements, providing additional data needed for the Selkirk deposit’s mineral resource estimate (“MRE”) which is expected imminently (see PNRL news release dated October 28, 2024). A proposed work plan for the Selkirk deposit will be defined following receipt and review of the completed MRE.

Company Name Change

At the Annual General and Special Meeting of shareholders held on October 29, 2024, shareholders approved of the Company changing its name to “Premium Resources Ltd.”. The Company is in the process of effecting the name change and expects to complete that process in the coming weeks.

About Premium Nickel Resources Ltd.

PNRL is a mineral exploration and development company that is focused on the redevelopment of the previously producing nickel, copper and cobalt resources mines owned by the Company in the Republic of Botswana.

PNRL is committed to governance through transparent accountability and open communication within our team and our stakeholders. Our skilled team has worked over 100 projects collectively, accumulating over 400 years of resource discoveries, mine development and mine re-engineering experience on projects like the Company’s Selebi and Selkirk mines. PNRL’s senior team members have on average more than 20 years of experience in every single aspect of mine discovery and development, from geology to operations.

ON BEHALF OF THE BOARD OF DIRECTORS

Keith Morrison

Director and Chief Executive Officer

Premium Nickel Resources Ltd.

For further information about Premium Nickel Resources Ltd., please contact:

Jaclyn Ruptash

Vice President, Communications and Government and Investor Relations

+1 (604) 770-4334

Cautionary Note Regarding Forward-Looking Information

This news release contains “forward-looking information” within the meaning of applicable Canadian securities legislation based on expectations, estimates and projections as at the date of this news release. Forward-looking information involves risks, uncertainties and other factors that could cause actual events, results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking information. For the purposes of this release, forward looking information includes, but is not limited to: the ability of the Company to effect the proposed name change on terms acceptable to the Company, if at all; the support for the redevelopment of the Selkirk Mine from the National Government and local stakeholders; the ability of exploration activities (including drill results) to accurately predict mineralization; management’s belief that the Selebi and Selebi North deposits may be connected at depth; the timing to release of the remaining assay results; the ability of the Company to implement its drilling, geoscience and metallurgical work on its properties and work plans generally; the implementation of the objectives, goals and future plans of the Company including the proposed advancement of the Selebi Mines and the Selkirk Mine as currently contemplated; the effective targeting activities proposed by the Company; the ability to identify additional mineralization down plunge of existing workings and the ability of such findings to be used to complete a Mineral Resource Estimate and/or to support further economic studies; and the anticipated benefits of the Company’s approach to the resource development plan. These forward-looking statements, by their nature, require the Company to make certain assumptions and necessarily involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ materially from such forward-looking information include, but are not limited to, capital and operating costs varying significantly from estimates; the preliminary nature of metallurgical test results; the ability of exploration results to predict mineralization, prefeasibility or the feasibility of mine production; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; uncertainties relating to the availability and costs of financing needed in the future; changes in equity markets; inflation; fluctuations in commodity prices; delays in the development of projects; the other risks involved in the mineral exploration and development industry; and those risks set out in the Company’s public disclosure record on SEDAR+ (www.sedarplus.ca) under PNRL’s issuer profile. Although the Company believes that the assumptions and factors used in preparing the forward-looking information in this news release are reasonable, undue reliance should not be placed on such information, which only applies as of the date of this news release, and no assurance can be given that such events will occur in the disclosed time frames or at all. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, other than as required by law.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

Follow Us

X (formally Twitter): https://twitter.com/Prem_Resources

Linked in: https://www.linkedin.com/company/Premium-Resources

Facebook: https://www.facebook.com/PremiumResourcesLtd